Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

CYBRA CORPORATION

Under Section 402 of the Business Corporation Law

FIRST:                 The name of the corporation is CYBRA Corporation (hereinafter called the “Corporation”).  The Corporation was formed under the name SYBRA Corporation.

SECOND:            The Corporation’s original Certificate of Incorporation was filed by the Department of State of the State of New York on July 27, 1987.

THIRD:                The purpose of the Corporation is to engage in any act or activity requiring any consents or approvals by law without such consent or approval first being obtained.  For the accomplishment of the aforesaid purposes, and in furtherance thereof, the Corporation shall have, and may exercise, all of the powers conferred by the Business Corporation Law upon corporations formed thereunder, subject to any limitations contained in Article 2 of such law or in accordance with the provisions of any other statute of the State of New York.

FOURTH:            The principal office of the Corporation shall be located in Westchester County, New York.

FIFTH:                 The aggregate number of shares that the Corporation is authorized to have issued and outstanding is 100,000,000 Shares of Common Stock, par value $.001 per share, and 10,000,000 Shares of Preferred Stock, par value $.001 per share.

Preferred Stock may be issued from time to time in one or more series, each of such series to have such designations, relative rights, preferences and limitations as are stated and expressed in this Article and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors as hereinafter provided. Authority is hereby expressly granted to the Board of Directors, subject to the provisions of this Article, to establish and designate one or more series of Preferred Stock and to fix the variations in the relative rights, preferences and limitations of each series, including without limitation:

(1) The number of shares to constitute such series and the distinctive designations thereof;

(2) The dividend rate, if any, to which such shares shall be entitled and the restrictions, limitations and conditions upon the payment of such dividends, whether dividends shall be cumulative, the date or dates from which dividends (if cumulative) shall accumulate and the dates on which dividends (if declared) shall be payable;

(3) Whether or not the shares of such series shall be redeemable and, if so, the terms, limitations and restrictions with respect to such redemption, including without limitation the manner of selecting shares for redemption if less than all shares are to be redeemed, and the amount, if any, in addition to any accrued dividends thereon, which the holders of shares of such series shall be entitled to receive upon the redemption thereof, which amount may vary at different redemption dates and may be different with respect to shares redeemed through the operation of any purchase, retirement or sinking fund and with respect to shares otherwise redeemed;

(4) The amount, if any, in addition to any accrued dividends thereon that the holders of shares of such series shall be entitled to receive upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, which amount may vary at different dates and may vary depending on whether such liquidation, dissolution or winding up is voluntary or involuntary;

(5) Whether or not the shares of such series shall be subject to the operation of a purchase, retirement or sinking fund and, if so, the terms, limitations and restrictions with respect thereto, including without limitation whether such purchase, retirement or sinking fund shall be cumulative or non-cumulative, the extent to and the manner in which such fund shall be applied to the purchase, retirement or redemption of the shares of such series for retirement or to other corporate purposes and the terms and provisions relative to the operation thereof;

(6) Whether or not the shares of such series shall have conversion privileges and, if so, prices or rates of conversion and the method, if any, of adjusting the same;

(7) The voting powers, if any, of such series; and

(8) Any other relative rights, preferences and limitations thereof as shall not be inconsistent with this Article.

SIXTH:                No shareholder of the Corporation shall have any preemptive or preferential right of subscription to any shares of any class of the Corporation, whether now or hereafter authorized, or to any obligations convertible into shares of the Corporation, issued or sold, nor any right of subscription to any thereof, other than such right, if any, and at such price as the Board of Directors, in its discretion from time to time may determine, pursuant to the authority hereby conferred by the Certificate of Incorporation, and the Board of Directors may issue shares of the Corporation or obligations convertible into shares without offering such issue either in whole or in part to the shareholders of the Corporation. Should the Board of Directors, as to any portion of the shares of the Corporation, whether now or hereafter authorized, or to any obligation convertible into shares of the Corporation, offer the same to the shareholders or any class thereof, such offer shall not in any way constitute a waiver or release of the right of the Board of Directors subsequently to dispose of other portions of such shares or obligations without so offering the same to the shareholders. The acceptance of shares in the Corporation shall be a waiver of any such preemptive or preferential right which, in the absence of this provision, might otherwise be asserted by shareholders of the Corporation or any of them.

SEVENTH:          The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of Section 402(b) of the Business Corporation Law of the State of New York, as the same may be amended or supplemented. No director of the Corporation shall be personally liable to the Corporation or its shareholders for damages for any breach of duty as a director; provided, however, that, to the extent required by applicable law, the foregoing clause shall not apply to any liability of a director if a judgment or other final adjudication adverse to him or her establishes (i) that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, (ii) that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled, or (iii) that his or her acts violated Section 719 of the New York Business Corporation Law. Any repeal or modification of this Article shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to or at the time of such repeal or modification.

EIGHTH:              The Secretary of State is designated as agent of the Corporation upon whom process against it may be served. The post office address to which the Secretary of State shall mail a copy of any process against the Corporation served upon him is:

Harold Brand
One Executive Boulevard
South Westchester Executive Park
Yonkers, New York 10701-6804

NINTH:               To the fullest extent permitted by Article 7 of the Business Corporation Law, as the same may be amended or supplemented, the Corporation shall indemnify any and all persons whom it shall have power to indemnify under such Article from and against any and all of the expenses, liabilities or other matters referred to in or covered by such Article, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which any person may be entitled under any By-Law, resolution of shareholders, resolution of directors, agreement or otherwise, as permitted by such Article, as to action in any capacity in which he or she served at the request of the Corporation.

TENTH:              The By-Laws of the Corporation may be adopted, amended or repealed by the Board of Directors by a vote of a majority of the directors present at the time of such vote, if a quorum is present at such time.